SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2012

GEORGETOWN CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-171470	02-6191201
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
9337 Fraser Ave Silver Spring, MD 20910 (Address of principal executive offices) (204) 898-8160 (Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

       .   Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

       .   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

       .   Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

       .   Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Georgetown Corporation

Form 8-K

Current Report

ITEM 1.01

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The information provided in Item 5.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

ITEM 3.02

UNREGISTERED SALES OF EQUITY SECURITIES

The following table sets forth, as of May 8, 2012, the beneficial ownership of the outstanding common stock by: (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group.  Unless otherwise indicated, each of the stockholders named in the table below has sole voting and dispositive power with respect to such shares of common stock.  As of the date of this Current Report, there are 540,000,000 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
D. Melvin Swanson (1) 142-108 Elliot Street Whitehorse, Yukon Territory Y1A 6C4	Common	400,000,000	74.07%
All Officers and Directors as a Group (1 Person)	Common	400,000,000	74.07%

(1)

D. Melvin Swanson acquired these shares on May 8, 2012 in a private transaction from Mackie Barch, our former sole officer and director.

ITEM 5.01

CHANGES IN CONTROL OF REGISTRANT

On May 8, 2012, Mr. D. Melvin Swanson (“Mr. Swanson”) acquired control of four hundred million (400,000,000) shares (the “Shares”) of the issued and outstanding common stock of Georgetown Corporation, a Nevada corporation (the “Company”), representing approximately 74.07% of the Company’s total issued and outstanding common stock, from Mr. Mackie Barch (“Mr. Barch”) in accordance with a stock purchase agreement by and between Mr. Swanson and Mr. Barch (the “Stock Purchase Agreement”).  Pursuant to the Stock Purchase Agreement, Mr. Swanson paid an aggregate purchase price of twenty five thousand US dollars ($25,000) to Mr. Barch in exchange for the Shares (the “Acquisition”).

As part of the Acquisition, the following changes to the Company's directors and officers have occurred:

•

As of May 8, 2012, Mr. Barch resigned as the Company’s President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and Director.

•

As of May 8, 2012, Mr. Swanson was appointed as the sole member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Secretary.

The description of the Stock Purchase Agreement is a brief summary only and is qualified in its entirety by the respective terms set forth therein.  A copy of the Stock Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.

ITEM 5.02

DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On May 8, 2012, Mr. Barch resigned from all positions with the Company, including President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and Director and, as his final act as a member of the Company’s Board of Directors, appointed Mr. Swanson as the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Director. Mr. Swanson accepted such appointments on May 8, 2012.  Mr. Barch informed the Company that his decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

The biography for Mr. Swanson is set forth below:

D. Melvin Swanson – D. Melvin Swanson (“Mr. Swanson”) is the sole member of the Company’s Board of Directors and the Company’s President, Chief Executive Officer, Chief Financial Officer, Treasurer and Secretary.  He is currently a senior partner at Ola Mesa Investments and has been since March 2010, where he is responsible for risk management in all aspects of the firm.  From September 2006 to present, Mr. Swanson has also served as a strategic advisor and a member of the advisory board for Silica Management, where he advises on the company’s corporate risk in emerging markets.  From September 2009 through March 2010, Mr. Swanson was the managing director of Stoneridge Investments, where he acted as the junior liaison in the risk management division, concentrating on equities, and managed the European Equities fund and bond division of Stoneridge’s portfolio.  Prior to working at Stoneridge, Mr. Swanson was the CEO of Panther Consulting from January 2007 through September 2009, where he oversaw all aspects of Panther’s day-to-day activities, and focused on the company’s acquisition of oil and gas assets throughout North America.  From August 2005 to January 2007, Mr. Swanson was a partner of CNM Management, where he managed the equities division and was involved in corporate finance and acquisitions and mergers.  The Company appointed Mr. Swanson to serve as its sole officer and director, due to his several years of experience managing and running a business as well as his financial expertise.

Family Relationships

There is no family relationship between Mr. Swanson and any of the Company’s directors or officers.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit No.	Description of Exhibit
10.1	Stock Purchase Agreement dated May 8, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 8, 2012	GEORGETOWN CORPORATION

By: /s/ D. Melvin Swanson
D. Melvin Swanson
President & CEO

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